OFFICER'S CERTIFICATE PURSUANT TO SECTION 3.18 OF THE POOLING AND SERVICING
                        AGREEMENT DATED NOVEMBER 26, 2002

                       BANC OF AMERICA FUNDING CORPORATION
                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-2


I, Robert S. O'Neill, Senior Vice President of Bank of America, N.A. (the "Servicer"), the Servicer in connection with Mortgage Pass-Through Certificates Series 2002-2, do hereby certify that (i) a review of the activities of the Servicer during the preceding calendar year and of its performance under this Agreement (the "Agreement") has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled in all material aspects its obligations under the Agreement throughout such year.

Certified on this 4th day of March 2003.

                                    BANK OF AMERICA, N.A.


                                    By:
                                       ---------------------------------
                                         Name:  Robert S. O'Neill
                                         Title: Senior Vice President


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